Exhibit 5

Frederick P. Fish 1855-1930 W.K. Richardson 1859-1951	Fish & Richardson
	November 12, 2008 LeCroy Corporation 700 Chestnut Ridge Road Chestnut Ridge, NY 10977 Re: Form S-8 Registration Statement	225 Franklin Street Boston, Massachusetts 02110-2804 Telephone 617 542-5070 Facsimile 617 542-8906 Web Site www.fr.com
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Ladies and Gentlemen:

We have acted as counsel for LeCroy Corporation, a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-8, to be filed with the Securities and Exchange Commission on or about November 12, 2008 (the “Registration Statement”).

The Registration Statement effects the registration of 2,800,000 shares of the common stock, $0.01 par value per share, of the Company (the “Shares”), that are to be issued by the Company pursuant to the 2008 Stock Incentive Plan (the “Plan”). We have reviewed the corporate proceedings of the Company with respect to the authorization of the Plan and the issuance of the Shares thereunder. We have also examined and relied upon originals or copies of such agreements, instruments, corporate records, certificates, and other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document.

We further assume, without investigation, that all Shares issued pursuant to the Plan will be issued in accordance with the terms of the Plan and that the purchase price of each of the Shares will be at least equal to the par value of such Shares. Subject to the limitations set forth below, we have made such examination of law as we have deemed necessary for the purposes of this opinion. This opinion is limited solely to the Delaware General Corporation Law as applied by courts located in Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued and delivered pursuant to the Plan and against the payment of any purchase price therefor, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Fish & Richardson P.C.

FISH & RICHARDSON P.C.